Exhibit 99.2

Recent Developments Information

MercadoLibre, Inc. expects to announce on November 3, 2016 our results for the third quarter ended September 30, 2016. We expect that for the three months ended September 30, 2016 we will report gross merchandise volume excluding motor vehicles, vessels, aircraft and real estate between $1.9 billion and $2.0 billion (representing an increase of between 3% and 9% as compared to the same period of 2015), successful items sold between 43 million and 47 million, total payments volume between $2.0 billion and $2.1 billion (representing an increase of between 44% and 52% as compared to the same period of 2015), and net revenues in the range of $220 million to $230 million (representing an increase of between 30% and 36% as compared to the same period of 2015). Unlike the second quarter of 2016, we do not expect to recognize any impairment charge in the third quarter for our operations in Venezuela. This information for the third quarter of 2016 is preliminary and our actual operating results for this quarter may differ from these estimates. We have not completed our quarter-end closing and review procedures or the preparation of our interim financial statements, and the information is subject to review and adjustment as a result of those procedures. The information for the third quarter of 2016 constitutes forward-looking statements, and we caution you that these statements are subject to risks and uncertainties, including those referred to under “Risk Factors” and “Cautionary Statement Regarding Forward Looking Statements” (and similar captions) in our SEC filings.